                                                                     EXHIBIT 2.1
                                MERGER AGREEMENT


     THIS MERGER AGREEMENT, dated as of January 3, 1997 (the "Agreement"), by and among HARBINGER CORPORATION, a Georgia corporation ("Harbinger"), HARBINGER ACQUISITION CORPORATION II, a Georgia corporation and a wholly owned subsidiary of Harbinger ("Newco"), and SUPPLY TECH, INC., a Michigan corporation ("Supply Tech").

     WHEREAS, Harbinger and Newco each have approved this Agreement and the merger (the "Merger"), pursuant to this Agreement, a certificate of merger in the form attached as Exhibit 1.1 proposed to be filed in the State of Georgia (the "Georgia Certificate of Merger") and a certificate of merger in the form attached as Exhibit 1.2. proposed to be filed in the State of Michigan (the "Michigan Certificate of Merger"), of Newco with and into Supply Tech on the terms and conditions contained herein and in accordance with the Georgia Business Corporation Code (the "GBCC") and the Michigan Business Corporation Act ("MBCA");

     WHEREAS, Harbinger, as the sole shareholder of Newco, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by unanimous written consent in accordance with the requirements of the GBCC and the Articles of Incorporation and the Bylaws of Newco;

     WHEREAS, the shareholders of Supply Tech have approved this Agreement and the Merger pursuant to action taken by the unanimous written consent in accordance with the requirements of the MBCA and the Articles of Incorporation and the Bylaws of Supply Tech;

     WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

     WHEREAS, concurrent with the consummation of the Merger, Harbinger has acquired all of the issued and outstanding shares of Harbinger Acquisition Corporation III ("Acquisition III") and Harbinger Acquisition Corporation IV ("Acquisition IV") from certain shareholders of Supply Tech, and Acquisition III and Acquisition IV are the sole members of Supply Tech International, LLC; and

      WHEREAS, the parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties agree as follows:







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


                                   ARTICLE 1.

                                   THE MERGER

     Section 1.1. Surviving Corporation. Subject to the provisions of this Agreement, the GBCC and the MBCA, at the Effective Time (as defined below), Newco shall be merged with and into Supply Tech, and the separate corporate existence of Newco shall cease. Supply Tech shall be the surviving corporation in the Merger (sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Michigan. The Merger shall have the effects set forth in Section 724 of the MBCA.

     Section 1.2. Certificate of Incorporation. The Certificate of Incorporation of Supply Tech shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the MBCA.

     Section 1.3. Bylaws. The Bylaws of Supply Tech shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the MBCA.

     Section 1.4. Directors. The directors of the Surviving Corporation shall consist of the individuals listed on Exhibit 1.4 hereto, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified.

     Section 1.5. Officers. The officers of the Surviving Corporation shall consist of the individuals listed on Exhibit 1.5 hereto, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

     Section 1.6. Effective Time.  If all of the conditions set forth in
Article 6 have been fulfilled or waived in accordance with the terms hereof and this Agreement has not been terminated in accordance with Article 8, the parties shall cause the Georgia Certificate of Merger and the Michigan Certificate of Merger to be properly executed and filed on the Closing Date (as defined below) with the Secretary of State of the States of Georgia and Michigan, respectively. The Merger shall become effective as of the time of filing of a properly executed Georgia Certificate of Merger and Michigan Certificate of Merger. The date and time when the Merger becomes effective is referred to as the effective time (the "Effective Time").

     Section 1.7. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under
Section 368 of the Code.

                                   ARTICLE 2

                   CONVERSION OF SHARES; TREATMENT OF OPTIONS

     Section 2.1. Supply Tech Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

     (a) Subject to Section 2.2, each share of common stock, par value $0.01 per share, of Supply Tech ("Supply Tech Common Stock") issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, as defined below, shall be converted, without any further action, into the right to receive such number of shares of common stock, par value $.0001 per share, of Harbinger ("Harbinger Common Stock") as is equal to the Conversion Ratio (as defined below).

     (b) Each share of common stock, par value $.01 per share, of Newco that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     Section 2.2. Fractional Shares. No scrip or fractional shares of Harbinger Common Stock shall be issued in the Merger. All fractional shares of Harbinger Common Stock to which a holder of Supply Tech Common Stock (each a "Supply Tech Stockholder") immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated. If a fractional share results from such aggregation, a Supply Tech Stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of such Supply Tech Stockholder's Certificate(s) that represent such shares of Supply Tech Common Stock, to receive from Harbinger an amount in cash in lieu of such fractional share, based on the Average Closing Price (as defined below). For purposes of this Agreement, the "Average Closing Price" shall be the arithmetic average of the closing price per share of Harbinger Common Stock, as reported on the Nasdaq National Market, for each of the thirty consecutive trading days ending on the second trading day immediately prior to the Closing Date.

     Section 2.3. Dissenting Shares. To the extent that dissenters' rights are available under Section 765 of the MBCA, shares of Supply Tech Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of the Merger and with respect to which dissenters rights have been properly demanded in accordance with Section 765 of the MBCA ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Time unless and until the holder of such shares becomes ineligible for such appraisal. If a holder of Dissenting Shares becomes ineligible to assert dissenters rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any Supply Tech Stockholder asserts the right to be paid for the fair value of such Supply Tech Common Stock as described above, Supply Tech shall give Harbinger notice thereof and Harbinger shall have the right to participate in all negotiations and proceedings with respect to any such demands. Supply Tech shall not, except with the prior written consent of Harbinger, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment for Dissenting Shares shall be made as required by the MBCA.

     Section 2.4. Exchange of Supply Tech Common Stock.

     (a) On or prior to the Closing Date, Harbinger shall make available to each record holder who, as of the Effective Time, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Supply Tech Common Stock (the
"Certificate" or "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Harbinger and the form of letter of transmittal shall so reflect. Upon surrender to Harbinger of a Certificate, together with a properly completed and executed letter of transmittal, the holder of such Certificate is entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole fully paid and nonassessable shares of Harbinger Common Stock to which such Supply Tech Stockholder shall have become entitled pursuant to the provisions of Section 2.1 and (ii) as to any fractional share of Harbinger Common Stock, a check representing the cash consideration to which such holder shall have become entitled pursuant to
Section 2.2. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. From the Effective Time until surrender in accordance with the provisions of this Section 2.4, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. All payments of respective shares of Harbinger Common Stock that are made upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been made in full satisfaction of rights pertaining to the shares of Supply Tech Common Stock evidenced by such Certificates.

     In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 2.1 and 2.2, to deliver to Harbinger a reasonably satisfactory indemnity agreement as Harbinger may direct as indemnity against any claim that may be made against Harbinger or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

     (b) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Supply Tech Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.1 and 2.2.

     (c) Any shares of Harbinger Common Stock or cash due former Supply Tech Stockholders pursuant to Sections 2.1 and 2.2 that remains unclaimed by such former Supply Tech Stockholder for six months after the Effective Time shall be held by Harbinger and any former holder of Supply Tech Common Stock who has not complied with Section 2.4(a) shall thereafter look only to Harbinger for issuance of the number of shares of Harbinger Common Stock and other consideration to which such holder has become entitled pursuant to the provisions of Sections 2.1 and 2.2; except that neither Harbinger nor any party hereto shall be liable to a former Supply Tech Stockholder for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) Harbinger shall pay all charges and expenses of any exchange agent used to effect the exchange of shares pursuant to this Section 2.4.

     Section 2.5. Conversion Amount and Adjustment Event.

     (a) The "Conversion Ratio" shall be equal to such fraction as is obtained by dividing the Harbinger Merger Shares by the Total Supply Tech Shares, and such fraction shall be used for the purposes of this Agreement by calculating the quotient (expressed to four decimal places) of such fraction. The "Harbinger Merger Shares" shall be equal to One Million Five Hundred Ninety-Nine Thousand. The "Total Supply Tech Shares" shall be equal to the sum of (i) 8,757 (the number of shares of Supply Tech Common Stock outstanding on the date of this Agreement), and (ii) a number equal to the number of whole shares of Supply Tech Common Stock issuable upon exercise of all options and warrants to purchase shares of Supply Tech Common Stock that are outstanding on the date of this Agreement. In the event that the Average Closing price is greater than $31.80 or less than $21.20, then the parties agree to negotiate in good faith an adjustment to the Conversion Ratio for a period not to exceed five days. If, following such five day period the parties are unable to agree upon an adjusted Conversion Ratio, then this Agreement maybe terminated in accordance with Article 8.

     (b) If after the date hereof and prior to the Effective Time, Harbinger shall have declared a stock split (including a reverse split) of Harbinger Common Stock or a dividend payable in Harbinger Common Stock, or any other distribution of Harbinger Common Stock to holders of Harbinger Common Stock with respect to their Harbinger Common Stock (including such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction), then the Conversion Ratio shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF SUPPLY TECH

     With such exceptions as are set forth in a letter (the "Supply Tech Disclosure Letter") signed and delivered by Supply Tech to Harbinger prior to the execution hereof, Supply Tech represents and warrants to Harbinger as follows:

     Section 3.1. Organization. Each of Supply Tech and the Supply Tech Subsidiaries (as defined below) is a corporation, limited liability company or Australian "unit trust" duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Supply Tech and each of the Supply Tech Subsidiaries is duly qualified to transact business, and is in good standing, as a foreign corporation or limited liability company in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Supply Tech Material Adverse Effect (as defined below). A "Supply Tech Material Adverse Effect" means any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the assets, liabilities, financial results of operations, financial condition, business or prospects of Supply Tech or the Supply Tech Subsidiaries. Supply Tech has made available to Harbinger accurate and complete copies of the Certificate or Articles of Incorporation and Bylaws or other governing documents, as currently in effect, of Supply Tech and each of the Supply Tech Subsidiaries, and has made available to Harbinger the minute books and stock records of each thereof. The Supply Tech Disclosure Letter contains a true and correct list of the jurisdictions in which Supply Tech or any of the Supply Tech Subsidiaries is qualified to do business as a foreign corporation or limited liability company.

     Section 3.2. Authorization. Supply Tech has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. As of the Closing, the execution and delivery of this Agreement by Supply Tech and the performance by Supply Tech of its obligations hereunder and the consummation of the Merger and the other transactions provided for herein will have been duly and validly authorized by all necessary corporate action on the part of Supply Tech. The Board of Directors of Supply Tech has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Supply Tech and constitutes the legal, valid and binding agreement of Supply Tech, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Supply Tech or any of the Supply Tech Subsidiaries, (ii) any Supply Tech Material Contract, (iii) any judgment, decree or order of any court or governmental authority or agency to which Supply Tech or any of the Supply Tech Subsidiaries is a party or by which Supply Tech or any of the Supply Tech Subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Supply Tech or any of the Supply Tech Subsidiaries, so as to have in the case of subsections (ii) through (iv) above, a Supply Tech Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable state securities laws and the filing and recordation of the Georgia Certificate of Merger as required by the GBCC and the Michigan Certificate of Merger as required by the MBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Supply Tech or any of the Supply Tech Subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Supply Tech or the consummation of the transactions contemplated by this Agreement by Supply Tech, the failure to obtain which would have a Supply Tech Material Adverse Effect. Supply Tech makes no representation as to compliance with the Hart-Scott-Rodino Antitrust Improvements Act.

     Section 3.4. Capitalization. The authorized capital stock of Supply Tech consists of 500,000 shares of Supply Tech Common Stock. At the date of this Agreement, there were 8,757 shares of Supply Tech Common Stock issued and outstanding. At the date of this Agreement, there were no other shares of capital stock authorized. Each share of Supply Tech Common Stock outstanding at the date of this Agreement is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and is owned by the Supply Tech stockholders as set forth in the Supply Tech Disclosure Letter and no such shares have been issued in violation of any federal or state securities law. Except as set forth in the Supply Tech Disclosure Letter, there are no shares of capital stock of Supply Tech outstanding, and there are no subscriptions, options, convertible securities, calls, puts, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Supply Tech to purchase, redeem, issue, transfer, deliver or sell, or cause to be purchased, redeemed, issued, transferred, delivered or sold, additional shares of the capital stock or other securities of Supply Tech or obligating Supply Tech to grant, extend or enter into any such agreement or commitment. No prior offer, issue, redemption, call, purchase, sale, transfer, negotiation or other transaction of any nature with respect to the capital stock or equity interests of Supply Tech, or any corporation or organization which has been merged into Supply Tech, has given or may give rise to any valid claim or action by any person which is enforceable against Supply Tech, the Surviving Corporation or any of their respective affiliates and, to the best knowledge of the Supply Tech Executives (as hereinafter defined), no fact or circumstance exists which could give rise to any such right, claim or action on behalf of any person.

     Section 3.5. Subsidiaries. The Supply Tech Disclosure Letter sets forth a true and complete list of all (i) corporations or other entities of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned by Supply Tech, and (ii) partnerships or limited liability companies in which Supply Tech or a Supply Tech Subsidiary (as defined below) is (A) a general or limited partner or member or other owner and (B) entitled to receive more than 50% of the assets of any such partnership or such limited liability company on such partnership's or limited liability company's dissolution (collectively, and together with Acquisition III, Acquisition IV and Supply Tech International, LLC, the "Supply Tech Subsidiaries"), the jurisdiction in which each Supply Tech Subsidiary is incorporated or organized and all shares of capital stock or of the ownership interests authorized, issued and outstanding of each Supply Tech Subsidiary.
As of the date of this Agreement, Harbinger has acquired all of the issued and outstanding shares of Acquisition III and Acquisition IV, and Acquisition III and IV are the sole members of Supply Tech International, LLC. The outstanding shares of capital stock or other equity interest of each Supply Tech Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interest of each Supply Tech Subsidiary owned by Supply Tech or any Supply Tech Subsidiary are set forth in the Supply Tech Disclosure Letter and are owned by Supply Tech, directly or indirectly, free and clear of all liens, encumbrances, equities or claims. The Supply Tech Disclosure Letter also sets forth a true and complete list of all corporations, partnerships, limited liability companies, Australian unit trusts and other entities in which Supply Tech or a Supply Tech Subsidiary owns an equity interest having a value in excess of $10,000, other than the Supply Tech Subsidiaries or any mutual funds or publicly traded companies. All shares of capital stock or other equity interest of each such entity are set forth in the Supply Tech Disclosure Letter and are owned by Supply Tech or a Supply Tech Subsidiary, as applicable, free and clear of all liens, encumbrances, equities or claims.

     Section 3.6. Financial Statements. Supply Tech has made available to Harbinger (i) the audited balance sheets of Supply Tech and its combined subsidiaries (to the extent that any such subsidiary existed as of such date) as of December 31, 1993, 1994 and 1995 and the related audited statements of income and changes in stockholders' equity for the respective fiscal year(s) then ended, including the notes thereto, examined by and accompanied by the report of Ciulla, Smith & Dale, independent public accountants ("Supply Tech Accountants") (ii) the unaudited balance sheet of Supply Tech and the Supply Tech Subsidiaries other than Acquisition III and Acquisition IV for periods subsequent to December 31, 1995 that are listed in Exhibit 3.6. All of the foregoing financial statements are collectively referred to as the "Supply Tech Financial Statements" and the balance sheets as of the respective dates listed on Exhibit 3.6 are referred to as the "1996 Balance Sheet". The Supply Tech Financial Statements have been prepared from, and are in accordance with, the books and records of Supply Tech and its combined subsidiaries and, as applicable, present fairly the financial position, results of operations and changes in stockholders' equity of Supply Tech and its combined subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently and reasonably applied throughout the periods covered thereby. As of the Closing Date, Supply Tech shall have no




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


liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (x) current liabilities and obligations that arise or have arisen in the ordinary course of business which are recurring in nature and not overdue on their terms, (y) liabilities and obligations reflected in and adequately provided for on the 1996 Balance Sheet and (z) liabilities and obligations arising in the ordinary course of business of Supply Tech which alone or in the aggregate would not have a Supply Tech Material Adverse Effect. The Supply Tech Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) (a "Loss Contingency") of Supply Tech exceeding $10,000 in the case of any single loss contingency or $100,000 in the case of all loss contingencies. To the best knowledge of the Supply Tech Executives, the state sales break-outs for the years 1992 through 1996 provided or to be provided to Harbinger reasonably approximate actual sales by state of Supply Tech for such periods.

     Section 3.7. Absence of Certain Changes.

     (a) Since December 31, 1995, there has not been (i) any change in the assets, liabilities, results of operations, financial condition, business or prospects of Supply Tech and the Supply Tech Subsidiaries, taken as a whole, that has had a Supply Tech Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of Supply Tech or any of the Supply Tech Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of Supply Tech and the Supply Tech Subsidiaries, taken as a whole, that has had a Supply Tech Material Adverse Effect, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Supply Tech, any redemption or other acquisition by Supply Tech of any of the capital stock of Supply Tech or any of the Supply Tech Subsidiaries or any split, combination or reclassification of shares of capital stock declared or made by Supply Tech or (iv) any agreement to do any of the foregoing. Notwithstanding anything contained in this Agreement to the contrary, Supply Tech makes no representations or warranties as to the future income or profitability of Supply Tech.

     (b) Since December 31, 1995 and other than as disclosed in the 1996 Balance Sheet, there have not been (i) any losses suffered which, in the aggregate, have resulted in a Supply Tech Material Adverse Effect, (ii) except as would not have a Supply Tech Material Adverse Effect, any assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Supply Tech Financial Statements or incurred in the ordinary course of business and consistent with past practice, (v) any material guaranteed checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down (under Statement of Financial Accounting Standards No. 121 or otherwise) of the value of any material asset or investment on Supply Tech's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, which, in the aggregate, have resulted in a Supply Tech Material Adverse Effect, (viii) any single capital expenditure or commitment in excess of $25,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $50,000 (on a consolidated basis) for additions to property or equipment, (ix) any obligations to pay royalties or license fees in excess of $25,000, (x) any Loss Contingency or Loss Contingencies of Supply Tech which, in the aggregate, have resulted in a Supply Tech Material Adverse Effect, (xi) any material transactions entered into other than in the ordinary course of business, (xii) any agreements to do any of the foregoing, or (xiii) any other events, developments or conditions (including any suit, action, claim, proceeding or investigation) of any character that have had or are reasonably likely to have a Supply Tech Material Adverse Effect.

     Section 3.8. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the Supply Tech Executives, threatened against, relating to or involving Supply Tech or any of the Supply Tech Subsidiaries (or any of its officers or directors) before any court, arbitrator or administrative or governmental body. The Supply Tech Disclosure Letter lists all pending suits, actions, claims, proceedings or investigations relating to or involving Supply Tech or any of the Supply Tech Subsidiaries (or any of its officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the 1996 Balance Sheet if and to the extent such a provision is required by generally accepted accounting principles. Neither Supply Tech nor any of the Supply Tech Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, and, to the best knowledge of the Supply Tech Executives, neither Supply Tech nor any of the Supply Tech Subsidiaries is subject to any governmental restriction applicable to Supply Tech or any of the Supply Tech Subsidiaries, which is reasonably likely (i) to have a Supply Tech Material Adverse Effect or (ii) to cause a material limitation on Harbinger's ability to operate the business of Supply Tech and the Supply Tech Subsidiaries after the Closing.

     Section 3.9. Compliance with Law. Each of Supply Tech and the Supply Tech Subsidiaries has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and each of Supply Tech and the Supply Tech Subsidiaries has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a Supply Tech Material Adverse Effect.

     Section 3.10. Material Contracts. The Supply Tech Disclosure Letter contains a correct and complete list of the following (the "Supply Tech Material Contracts"):

     (a) all bonds, debentures, notes, mortgages, indentures or guarantees securing indebtedness in excess of $10,000 individually to which Supply Tech or any of the Supply Tech Subsidiaries is a party or by which any of their properties or assets (real, personal or mixed, tangible or intangible) are bound;

     (b) all outstanding loans and credit commitments to Supply Tech or any of the Supply Tech Subsidiaries covering indebtedness in excess of $10,000 individually;

     (c) all contracts or agreements which limit or restrict in a substantial manner (i) Supply Tech or the Supply Tech Subsidiaries or any of the Supply Tech Executives from engaging in any business in any jurisdiction or (ii) others from competing with Supply Tech or the Supply Tech Subsidiaries in any jurisdiction, except for contracts between Supply Tech or a Supply Tech Subsidiary and a current or former employee of Supply Tech or a Supply Tech Subsidiary;

     (d) all contracts or agreements requiring Supply Tech to register its capital stock or securities under federal or state securities law;

     (e) all agreements or documentation evidencing currently outstanding loans or advances in excess of $10,000 individually made by Supply Tech or any of the Supply Tech Subsidiaries to or on behalf of its clients, other than accounts receivables incurred in the ordinary course of business; and

     (f) all existing contracts and commitments (other than (i) those of the type described in subparagraphs (a), (b), (c), (d) or (e) of this Section 3.10,
(ii) agreements, contracts or commitments pursuant to which Supply Tech or any of the Supply Tech Subsidiaries provides goods or services to its clients,
(iii) the Supply Tech Benefit Plans and (iv) any leases with respect to real or personal property) to which Supply Tech or any of the Supply Tech Subsidiaries is a party or by which their properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $10,000 individually or which by its terms requires performance thereunder by Supply Tech for more than two years following the Closing Date.

     True and complete copies of all Supply Tech Material Contracts, including all amendments thereto, have been made available to Harbinger. The Supply Tech Material Contracts are valid and enforceable in accordance with their respective terms with respect to Supply Tech and, to the knowledge of the Supply Tech Executives, valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case to the extent material to the business and operations of Supply Tech and the Supply Tech Subsidiaries taken as a whole and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a Supply Tech Material Adverse Effect, there is not under any of the Supply Tech Material Contracts any existing breach, default or event of default by Supply Tech or any of the Supply Tech Subsidiaries or event that with notice or lapse of time or both would constitute a breach, default or event of default by Supply Tech or any of the Supply Tech Subsidiaries, nor do the Supply Tech Executives know of, and neither Supply Tech nor any of the Supply Tech Subsidiaries has received notice of, or made a claim with respect to, any breach or default by any other party thereto.

     Section 3.11. Supply Tech Client Contracts. The Supply Tech Disclosure Letter sets forth a true and complete list of all agreements, contracts or commitments pursuant to which Supply Tech or any of the Supply Tech Subsidiaries provides goods or services to its clients which (i) produced annual payments in the year ending December 31, 1995 of at least $15,000 to Supply Tech or a Supply Tech Subsidiary or (ii) which Supply Tech reasonably expects to produce annual payments in excess of $15,000 in 1996 (the "Supply Tech Client Contracts"). Except as set forth in the Supply Tech Disclosure Letter, the execution, delivery and performance of this Agreement by Supply Tech and the consummation of the transactions contemplated hereby will not, with the passing of time or the giving of notice or both, violate or constitute a default or give rise to a termination right under any Supply Tech Client Contract. True and complete copies of all written Supply Tech Client Contracts, including all amendments thereto, have been made available to Harbinger. The Supply Tech Client Contracts are valid and enforceable in accordance with their respective terms with respect to Supply Tech or the Supply Tech Subsidiaries, as applicable, and, to the knowledge of the Supply Tech Executives, are valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case except as would not have a Supply Tech Material Adverse Effect. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a Supply Tech Material Adverse Effect, there is not under Supply Tech Client Contracts any existing breach, default or event of default by Supply Tech or any of the Supply Tech Subsidiaries, or event that solely as a result of notice or lapse of time or both would constitute a breach, default or event of default by Supply Tech or any of the Supply Tech Subsidiaries. To the best knowledge of the Supply Tech Executives, neither Supply Tech nor any of the Supply Tech Subsidiaries has received notice of, or made a claim with respect to, any breach or default by any other party.

     Section 3.12. Tax Returns; Taxes. Supply Tech is a small business corporation and has maintained a valid election to be an S corporation under Subchapter S of the Code, and the equivalent provisions of all applicable state income tax statutes since January 1, 1995. Each of Supply Tech and the Supply Tech Subsidiaries has duly filed all federal, state, local and foreign tax returns required to be filed by it (including employment and withholding tax returns) and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns, except as set forth in the Supply Tech Disclosure Letter. The liability for taxes reflected in the 1996 Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended December 31, 1995 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the 1996 Balance Sheet. There are no pending claims asserted for taxes of Supply Tech or any Supply Tech Subsidiary or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Supply Tech or any Supply Tech Subsidiary for any period. Supply Tech and each of the Supply Tech Subsidiaries have made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. Supply Tech and each of the Supply Tech Subsidiaries have made available to Harbinger true, complete and correct copies of their federal and state income tax returns for the last three taxable years and made available such other tax returns requested by Harbinger.

     Section 3.13. Officers, Directors and Employees. The Supply Tech Disclosure Letter contains a true and complete list of all of the officers and directors of Supply Tech and each Supply Tech Subsidiary, specifying their office and annual rate of compensation, and a true and complete list of all of the employees of Supply Tech and each Supply Tech Subsidiary as of the date hereof with whom Supply Tech or a Supply Tech Subsidiary, as applicable, has a written employment agreement or, to the best knowledge of the Supply Tech Executives, to whom Supply Tech or a Supply Tech Subsidiary, as applicable, has made verbal commitments involving material terms which are binding on it and that involve annual compensation to such employees individually of at least $30,000 (including any estimated bonuses payable thereto). The employment agreements listed in the Supply Tech Disclosure Letter (except for the employment agreements marked on the Supply Tech Disclosure Letter as "NOT 3.13") are terminable by Supply Tech or the applicable Supply Tech Subsidiary without financial penalty or continuing obligation on the part of Supply Tech or the applicable Supply Tech Subsidiary except as would not result in a Supply Tech Material Adverse Effect.

     Section 3.14.   Employee Benefit Plans.

     (a) Definition of Benefit Plans. For purposes of this Section 3.14, the term "Supply Tech Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which Supply Tech or any Supply Tech ERISA Affiliate provides benefits or compensation to or on behalf of employees or former employees of Supply Tech or any Supply Tech ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

            (1) Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust ("Specified Arrangements");

            (2)      ERISA Plans - any "employee benefit plan" (as defined in
            Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits ("ERISA Plans"); and

            (3) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, sick days, day care, prepaid legal services, dependent care or other fringe benefits plans, programs, arrangements, contracts or practices ("Fringe Benefit Plans").

     (b) Supply Tech ERISA Affiliate. For purposes of this Section 3.14, the term "Supply Tech ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Supply Tech is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     (c) Identification of Benefits Plans. Except for Supply Tech Benefit Plans which have been terminated and with respect to which neither Supply Tech nor any Supply Tech ERISA Affiliate has any current financial, administrative or other liability, obligation or responsibility, Supply Tech does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Supply Tech Benefit Plan.

     (d)    Compliance.  Each Supply Tech Benefit Plan maintained by Supply
Tech or a Supply Tech ERISA Affiliate has been maintained, by its terms and in operation, in all material respects in accordance with all applicable laws, including (to the extent applicable) Code Section 4980B. Further, there has been no failure to comply with applicable ERISA or other requirements concerning the filing of reports, documents and notices with the Secretary of Labor and the Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject any Supply Tech Benefit Plan, Supply Tech or any Supply Tech ERISA Affiliate to any material civil or criminal sanction.

     (e) MEPPA Liability/Post-Retirement Medical Benefits. Neither Supply Tech nor any Supply Tech ERISA Affiliate maintains, or has at anytime established or maintained, or has at any time been obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA). Supply Tech does not maintain, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to employees of Supply Tech. There is no lien upon any property of Supply Tech or any Supply Tech ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any Supply Tech Benefit Plan. No assets of Supply Tech or any Supply Tech ERISA Affiliate have been provided as security for any Supply Tech Benefit Plan pursuant to Section 401(a) (29) of the Code.

     (f) Documentation. Supply Tech has made available to Harbinger a true and complete copy of the following documents, if applicable, with respect to each Supply Tech Benefit Plan identified in Supply Tech Disclosure Letter: (1) all documents, including any insurance contracts and trust agreements, setting forth the terms of Supply Tech Benefit Plan, or if there are no such documents evidencing Supply Tech Benefit Plan, a full description of Supply Tech

Benefit Plan, (2) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Supply Tech Benefit Plan, (3) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting or related plan assets with respect to each Supply Tech Benefit Plan, (4) the most recent favorable determination, notification letter, opinion or ruling from the Internal Revenue Service ("IRS") for each Supply Tech Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax, and any outstanding request for a determination letter and (5) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Supply Tech Benefit Plan.

     (g) Qualified Status. Each Supply Tech Benefit Plan that is funded through a trust or insurance contract has satisfied in all material respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Except for the plans identified as qualified plans in the Supply Tech Disclosure Letter (the "Qualified Plans") neither Supply Tech nor any Supply Tech ERISA Affiliate maintains or previously maintained a Supply Tech Benefit Plan which meets or was intended to meet the requirements of Section 401(a) of the Code. Except as would not have a Supply Tech Material Adverse Effect, any determination, opinion or notification letter issued by the IRS to the effect that the Qualified Plans qualify under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code remains in effect and has not been revoked. Each of the Qualified Plans currently complies in form in all material respects with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. Each of the Qualified Plans has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code. The Qualified Plans have been tested for compliance with, and in all material respects have satisfied the requirements of, Section 401(k)(3) and 401(m)(2) of the Code, if applicable, for each plan year within the time periods permitted by law.

     (h) Legal Actions. Except as would not have a Supply Tech Material Adverse Effect, there are no actions, audits, suits or claims known to Supply Tech which are pending or, to the knowledge of the Supply Tech Executives, threatened against any Supply Tech Benefit Plan, any fiduciary of any of the Supply Tech Benefit Plans with respect to the Supply Tech Benefit Plans or against the assets of any of the Supply Tech Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

     (i) Funding. Supply Tech and each Supply Tech ERISA Affiliate has made in all material respects full and timely payment of all amounts required to be contributed under the terms of each Supply Tech Benefit Plan and applicable law or required to be paid as expenses under such Supply Tech Benefit Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Supply Tech Benefit Plan. The assets of all Supply Tech Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Supply Tech Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are in all material respects properly and accurately reported on the financial statements and records of Supply Tech. The assets of each Supply Tech Benefit Plan are reported at their fair market value on the books and records of each plan.

     (j) Liabilities. Neither Supply Tech nor any Supply Tech ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of Supply Tech's or any Supply Tech ERISA Affiliate's engaging in a prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code, and Supply Tech has no knowledge of any circumstances which reasonably might result in any material liability, tax or penalty whatsoever as a result or a breach of fiduciary duty under ERISA.

     (k) Excess Parachute Payments. No payment required to be made to any employee associated with Supply Tech as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (l) COBRA. Supply Tech and each Supply Tech ERISA Affiliate have complied in all material respects with the continuation coverage requirements of
Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.

     (m) No Acceleration of Liability Under Benefit Plans. The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any Supply Tech Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of Supply Tech or any Supply Tech ERISA Affiliate may be entitled thereunder.

     (n) Leased Employees. To the knowledge of the Supply Tech Executives, Supply Tech has made no representations or warranties (whether written or oral, express or implied) contractually or otherwise to any client or customer of Supply Tech that Supply Tech employees rendering services to such client or customer are not "leased employees" (within the meaning of Section 414(n) of the Code) or that such employees would not be required to participate under any pension benefit plan (within the meaning of Section 3(2) of ERISA) (a "Pension Benefit Plan") of such client or customer of Supply Tech relating either to (a) providing benefits to employees of Supply Tech under a Pension Benefit Plan of Supply Tech or (b) making contributions to or reimbursing such client or customer for any contributions made to a Pension Benefit Plan of such client or customer on behalf of employees of Supply Tech.

     (o) Defined Benefit Plans/Money Purchase Plans. Neither Supply Tech nor any Supply Tech ERISA Affiliate maintains or contributes or has maintained or contributed to an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code.

     Section 3.15. Labor Relations. Each of Supply Tech and the Supply Tech Subsidiaries is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as would not result in a Supply Tech Material Adverse Effect, individually or in the aggregate, there is no (i) unlawful employment practice discrimination charge involving Supply Tech or any Supply Tech Subsidiary pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency; (ii) unfair labor practice charge or complaint against Supply Tech or any Supply Tech Subsidiary pending before the National Labor Relations Board ("NLRB"); (iii) labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Supply Tech Executives, threatened against or involving or affecting Supply Tech or any Supply Tech Subsidiary and no NLRB representation question exists respecting any of its employees; (iv) grievance or arbitration proceeding pending against Supply Tech or any Supply Tech Subsidiary and no written claim therefor exists; or (v) collective bargaining agreement binding on Supply Tech or any Supply Tech Subsidiary.

     Section 3.16. Insurance. Each of Supply Tech and the Supply Tech Subsidiaries has provided to Harbinger a true and complete list of its current insurance coverages, including names of carriers, amounts of coverage and premiums therefor. Supply Tech believes that each of Supply Tech and the Supply Tech Subsidiaries has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will use its reasonable efforts to maintain such insurance at least through the Effective Time. Supply Tech has made available to Harbinger true and complete copies of all insurance policies covering each of Supply Tech and the Supply Tech Subsidiaries, their properties, assets, employees or operations.

     Section 3.17.   Title to Properties and Related Matters.

     (a) Each of Supply Tech and the Supply Tech Subsidiaries has good and valid title to or valid leasehold interests in its properties reflected in the 1996 Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the 1996 Balance Sheet and (b) (i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) liens, mortgages, encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other matters or limitations of any kind, if any, which either individually or in the aggregate do not have a Supply Tech Material Adverse Effect. Since December 31, 1995, neither Supply Tech nor any Supply Tech Subsidiary has granted any security interests or other liens upon or factored the accounts receivable of Supply Tech or any Supply Tech Subsidiary.

     (b) The Supply Tech Disclosure Letter sets forth a true and complete list of all leases and agreements of Supply Tech or any Supply Tech Subsidiary granting possession of or rights to real or personal property with a value of at least $25,000, or in the case of real property, which provide for annual lease payments in excess of $25,000 (the "Scheduled Leases"). All such Scheduled Leases are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Supply Tech or a Supply Tech Subsidiary, as applicable, and are legal, valid, binding and, to the knowledge of the Supply Tech Executives, enforceable in accordance with their respective terms with respect to each other party thereto, in each case to the extent material to the business and operations of Supply Tech and the Supply Tech Subsidiaries taken as a whole and subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except as would not have a Supply Tech Material Adverse Effect, each of Supply Tech and the Supply Tech Subsidiaries has physical possession of all equipment and other assets which are covered by Scheduled Leases. Except as would not have a Supply Tech Material Adverse Effect, there are no existing defaults of Supply Tech or any Supply Tech Subsidiary with respect to such Scheduled Leases or, to the best knowledge of the Supply Tech Executives, of any of the other parties thereto (or events or conditions which, with notice or lapse of time, or both, would constitute a default).

     Section 3.18. Environmental Matters. To the best knowledge of the Supply Tech Executives, each of Supply Tech and the Supply Tech Subsidiaries is in compliance in all material respects with all statutes, regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1001 et seq., the regulations developed pursuant to these statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release by Supply Tech or any Supply Tech Subsidiary or, to the actual knowledge of the Supply Tech Executives, by any other person of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14), into the environment at any property owned or leased by Supply Tech or any Supply Tech Subsidiary (the "Premises") including, without limitation, any such release in the soil or groundwater underlying the Premises. To the actual knowledge of and without any independent investigation by the Supply Tech Executives, there is no asbestos, polychlorinated biphenyls or underground storage tanks located on the Premises and there have been no releases of asbestos, polychlorinated biphenyls or materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials. Except as would not have a Supply Tech Material Adverse Effect, neither Supply Tech nor any Supply Tech Subsidiary has received notice of any violation of any environmental statute or regulation nor has it been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party (in each case, an "Environmental Notice").

      Section 3.19. Patents, Trademarks, Trade Names. The Supply Tech Disclosure Letter sets forth a true and complete list of (i) all patents (the "Patents"), trademarks, trade names (including all federal and state registration pertaining thereto) and copyrights owned by Supply Tech or any Supply Tech Subsidiary (collectively, the "Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Supply Tech or any Supply Tech Subsidiary in their businesses which are material to their businesses and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property referred to as "Intellectual Property"). A true and complete list of all such licenses and agreements with respect to Licensed Intellectual Property is set forth in the Supply Tech Disclosure Letter. To the best knowledge of the Supply Tech Executives, each of the federal, state and other governmental registrations with any country pertaining to the Proprietary Intellectual Property is valid and in full force and effect. Supply Tech or a Supply Tech Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against Supply Tech or a Supply Tech Subsidiary, and the Supply Tech Executives are not aware of any factual basis for such a claim, by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same that would be likely to result in a Supply Tech Material Adverse Effect; and the current use by Supply Tech or a Supply Tech Subsidiary of the Intellectual Property does not in any material respect infringe upon the rights of any third party. The Supply Tech Disclosure Letter sets forth a list of all jurisdictions in which Supply Tech or a Supply Tech Subsidiary is operating under a trade name, and each jurisdiction
in which any such trade name is registered.   All the Patents are currently in
compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and to the best knowledge of the Supply Tech Executives, there is nothing which would render the Patents invalid or unenforceable, and they are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, nor is Supply Tech aware of any potentially interfering patent or patent application of any third party. To the best knowledge of the Supply Tech Executives, no person or entity is presently selling or marketing a product which is covered by the Patents, and the Patents have not been challenged or threatened in any way.

     Section 3.20.   Supply Tech Computer Software and Hardware.

     (a) The Supply Tech Disclosure Letter sets forth a true and complete list of: (i) all software and associated documentation owned by Supply Tech material to the business of Supply Tech, other than custom-developed software developed for and assigned to a Supply Tech customer (the "Supply Tech Proprietary Software"); (ii) all software (other than the Supply Tech Proprietary Software and "shrink-wrap" software) used in connection with the business of Supply Tech (the "Supply Tech Licensed Software" and together with the Supply Tech Proprietary Software, the "Supply Tech Software"). Supply Tech is in possession of all technical and descriptive materials to run its business in accordance with its historical practices, except as would not have a Supply Tech Material Adverse Effect. The Supply Tech Proprietary Software consists of:
(i) source and object code embodied in magnetic media; and (ii) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Supply Tech Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids.

     (b) Supply Tech has a valid right, title and interest in and to all intellectual property rights in the Supply Tech Proprietary Software, including all copyrights (registered and unregistered), trade secrets, and proprietary and confidential information rights therein. Supply Tech has developed the Supply Tech Proprietary Software entirely through its own efforts for its own account or has acquired prior to the date hereof valid right, title and interest in the Supply Tech Proprietary Software and the Supply Tech Proprietary Software is free and clear of all liens, claims and encumbrances. The use of the Supply Tech Licensed Software and the use and distribution of the Supply Tech Proprietary Software does not breach any terms of any contract between Supply Tech and any third party. To the best knowledge of the Supply Tech Executives, Supply Tech has been granted under the license agreements relating to the Supply Tech Licensed Software (the "Supply Tech License Agreements") valid and subsisting license rights with respect to all software comprising the Supply Tech Licensed Software and such rights may be exercised in any jurisdiction in which Supply Tech currently conducts its business or could reasonably be expected to conduct its business in the future. Each of Supply Tech and the Supply Tech Subsidiaries is in compliance with each of the terms and conditions of each of the Supply Tech License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Supply Tech Material Adverse Effect. To the best knowledge of the Supply Tech Executives, in the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), Supply Tech has not made and is not using any unauthorized copies of any such software programs and, to the best knowledge of the Supply Tech Executives, none of the employees, agents or representatives of Supply Tech have made or are using any such unauthorized copies, except as would not have a Supply Tech Material Adverse Effect.

     (c) The Supply Tech Proprietary Software and, to the actual knowledge of the Supply Tech Executives, the Supply Tech Licensed Software does not infringe the patent, copyright, or trade secret rights or any other intellectual property right of any third party which may exist anywhere in the world.

     (d) Neither Supply Tech nor any of the Supply Tech Subsidiaries has granted rights in the Supply Tech Software to any third party except for rights granted to value added resellers, distributors or customers in the ordinary course of business pursuant to contracts with customers.

     (e) To the best knowledge of the Supply Tech Executives, the Supply Tech Software and the related computer hardware used by Supply Tech in its operations (the "Supply Tech Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of Supply Tech and the Supply Tech Subsidiaries, to run the business of Supply Tech and the Supply Tech Subsidiaries in the same manner as such business has operated since December 31, 1995, except as would not result in a Supply Tech Material Adverse Effect. The Supply Tech Disclosure Letter contains a summary description of any problems experienced by Supply Tech in the past twelve months with respect to the Supply Tech Software or Supply Tech Hardware and the provision of services to Supply Tech clients which have arisen outside the ordinary course of business and would result in a Supply Tech Material Adverse Effect.

     Section 3.21. Transactions with Affiliates. No officer, director or holder of 5% or more of the outstanding capital stock of Supply Tech or any Supply Tech Subsidiary, or any person or affiliated group with whom any such stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) any beneficial interest in: (i) any contract, arrangement or understanding or any related series of the same involving aggregate consideration in excess of $10,000 with, or relating to, the business or operations of Supply Tech or any Supply Tech Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract or any related series of the same for or relating to indebtedness of Supply Tech or a Supply Tech Subsidiary in excess of $10,000 in the aggregate; or (iii) any property or related group of properties with an aggregate value of at least $10,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Supply Tech or any Supply Tech Subsidiary.

     Section 3.22. Brokers, Finders and Investment Bankers. Neither Supply Tech nor the Supply Tech Subsidiaries nor any of their officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

     Section 3.23. Disclosure. No representation, warranty or covenant made by Supply Tech in this Agreement, the Supply Tech Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF HARBINGER AND NEWCO


     With such exceptions as are set forth in a letter (the "Harbinger Disclosure Letter") delivered by Harbinger to Supply Tech prior to the execution hereof, Harbinger and Newco hereby represent and warrant to Supply Tech as follows:

     Section 4.1. Organization. Each of Harbinger and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Harbinger and each of its subsidiaries is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations or financial condition, business or prospects of Harbinger and its subsidiaries taken as a whole (a "Harbinger Material Adverse Effect"). Harbinger has delivered to Supply Tech accurate and complete copies of the Articles or Certificate of Incorporation and Bylaws, as currently in effect, of Harbinger and each of its subsidiaries, and has made available to Supply Tech the minute books and stock records of each thereof. The Harbinger Disclosure Letter contains a true and correct list of all of the jurisdictions in which Harbinger or any of its subsidiaries is qualified to do business as a foreign corporation.

     Section 4.2. Authorization. Each of Harbinger and Newco has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. As of the Closing, the execution and delivery of this Agreement by Harbinger and Newco, the performance by each of Harbinger and Newco of its respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein will have been duly and validly authorized by all necessary corporate action on the part of Harbinger and Newco. The Boards of Directors of Harbinger and Newco have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein. This Agreement has been duly executed and delivered by each of Harbinger and Newco and constitutes the valid and binding agreement of each of Harbinger and Newco, enforceable against each of Harbinger and Newco in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     Section 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Harbinger or any of its subsidiaries, (ii) any Harbinger Material Contract, (iii) any judgment, decree or order of any court or governmental authority or agency to which Harbinger or any of its subsidiaries is a party or by which Harbinger, any of its subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Harbinger, or any of its subsidiaries, so as to have, in the case of subsections
(ii) through (iv) above, a Harbinger Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws and filing and recordation of the Georgia Certificate of Merger as required by the GBCC and the Michigan Certificate of Merger as required by the MBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Harbinger or any of its subsidiaries is required in connection with the execution, delivery or performance of this Agreement by Harbinger or Newco or the consummation of the transactions contemplated by this Agreement by Harbinger or Newco, the failure to obtain which would have a Harbinger Material Adverse Effect, including without limitation any Notification and Report Forms and related material required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act.

     Section 4.4. Capitalization of Harbinger. The authorized capital stock of Harbinger consists of 120,000,000 shares of capital stock consisting of 100,000,000 shares of common stock, $.0001 par value and 20,000,000 shares of preferred stock, $.0001 par value. At September 30, 1996, there were 10,837,251 shares of Harbinger Common Stock issued and outstanding and no shares of preferred stock were issued or outstanding. All shares of Harbinger Common Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. The shares of Harbinger Common Stock to be issued in the Merger will be validly issued, fully paid, nonassessable and free of pre-emptive rights. The shares of Harbinger Common Stock issuable upon exercise of the Options have been duly authorized, and when issued against payment therefor, will be validly issued, fully paid, nonassessable and free from pre-emptive rights. Except as set forth in this
Section 4.4, there are no shares of capital stock of Harbinger outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Harbinger or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or obligating Harbinger or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

     Section 4.5. Harbinger Commission Reports. Harbinger has made available to Supply Tech (i) Harbinger's Annual Report on Form 10-K for the year ended December 31, 1995, including all exhibits thereto and items incorporated therein by reference, (ii) Harbinger's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, including all exhibits thereto and items incorporated therein by reference, (iii) the proxy statement relating to Harbinger's Annual Meeting of Stockholders held on May 8, 1996 and (iv) all Current Reports on Form 8-K filed by Harbinger with the Securities and Exchange Commission (the "Commission") since September 30, 1996, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) in this sentence being referred to collectively as the "Harbinger Commission Reports"). As of their respective dates, the Harbinger Commission Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since August 22, 1995, Harbinger has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder.

     Section 4.6. Absence of Certain Changes. Since September 30, 1996, there has not been (i) any change in the assets, liabilities, results of operations, financial condition or, to the best knowledge of the Harbinger Executives (as hereinafter defined), business or prospects of Harbinger and its subsidiaries taken as a whole that has had a Harbinger Material Adverse Effect,
(ii) any damage, destruction, loss or casualty to property or assets of Harbinger or any of its subsidiaries, whether or not covered by insurance that has had a Harbinger Material Adverse Effect, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Harbinger or any redemption or other acquisition of any of the capital stock of Harbinger or any of its subsidiaries (except for the acquisition of Harbinger Common Stock in payment of the purchase price and related taxes upon the exercise of stock options) or any split, combination or reclassification of shares of capital stock declared or made by Harbinger, or (iv) any agreement to do any of the foregoing.

     Section 4.7. Compliance with Law. Each of Harbinger and its subsidiaries has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and each of Harbinger and its subsidiaries has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state, or municipality or any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a Harbinger Material Adverse Effect.

     Section 4.8. Tax Returns; Taxes. Harbinger has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions whether or not in connection with such returns. The liability for taxes reflected on the Harbinger Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended December 31, 1995 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service or any other taxing authority have been paid, fully settled or adequately provided for in the Harbinger Balance Sheet.

There are no pending claims asserted for taxes of Harbinger or any of its subsidiaries or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Harbinger or any of its subsidiaries for any period. Harbinger and each of its subsidiaries have made all estimated income tax deposits and all other required tax payments or deposits and have complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws.

     Section 4.09. Labor Relations. Each of Harbinger and its subsidiaries is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as would not result in a Harbinger Material Adverse Effect, individually or in the aggregate, there is no (i) unlawful employment practice discrimination charge involving Harbinger or any of its subsidiaries pending before the EEOC, EEOC recognized state "referral agency" or any other governmental agency; (ii) unfair labor practice charge or complaint against Harbinger or any of its subsidiaries pending before the NLRB; (iii) labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Harbinger Executives, threatened against or involving or affecting Harbinger or any of its subsidiaries and no NLRB representation question exists respecting any of their respective employees; (iv) grievance or arbitration proceeding pending against Harbinger or any of its subsidiaries and no written claim therefor exists; and (v) collective bargaining agreement binding on Harbinger or any of its subsidiaries.

     Section 4.10.   Environmental Matters.   There has been no release of a
hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14) by Harbinger or any of its subsidiaries into the environment at any property owned, leased or used by Harbinger or any of its subsidiaries (the "Harbinger Premises") including, without limitation, any release in the soil or ground water underlying such Harbinger Premises, and, to the actual knowledge of the Harbinger Executives without any inquiry of any nature whatsoever, there has been no such release by any other party at any of the Harbinger Premises. Except as would not result in a Harbinger Material Adverse Effect, neither Harbinger nor any of its subsidiaries has received an Environmental Notice.

     Section 4.11. Brokers, Finders and Investment Bankers. Neither Harbinger nor any subsidiary of Harbinger, or any of their respective officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby.

     Section 4.12. Patents, Trademarks, Trade Names. To the best knowledge of the Harbinger Executives, each of the federal, state and other governmental registrations with any country pertaining to (i) all patents (the "Patents"), trademarks, trade names (including all federal and state registration pertaining thereto) and copyrights owned by Harbinger or any Harbinger Subsidiary (collectively, the "Harbinger Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Harbinger or any Harbinger Subsidiary in their businesses which are material to their businesses and are used pursuant to a license or other right granted by a third party (collectively, the "Harbinger Licensed Intellectual Property", and together with the Harbinger Proprietary Intellectual Property referred to as "Harbinger Intellectual Property"). is valid and in full force and effect. Harbinger or a Harbinger Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Harbinger Intellectual Property, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against Harbinger or a Harbinger Subsidiary by any person with respect to the use of any Harbinger Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same that would be likely to result in a Harbinger Material Adverse Effect; and the current use by Harbinger or a Harbinger Subsidiary of the Harbinger Intellectual Property does not in any material respect infringe upon the rights of any third party. All the Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and to the best knowledge of the Harbinger Executives, there is nothing which would render the Patents invalid or unenforceable, and they are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing. No Patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding, nor is Harbinger aware of any potentially interfering patent or patent application of any third party. To the best knowledge of the Harbinger Executives, no person or entity is presently selling or marketing a product which is covered by the Patents, and the Patents have not been challenged or threatened in any way.

     Section 4.13.   Harbinger Computer Software and Hardware.

     (a) Harbinger is in possession of all technical and descriptive materials to run its business in accordance with its historical practices, except as would not have a Harbinger Material Adverse Effect.

     (b) Harbinger has a valid right, title and interest in and to all intellectual property rights in (i) all software and associated documentation owned by Harbinger material to the business of Harbinger, other than custom-developed software developed for and assigned to a Harbinger customer (the "Harbinger Proprietary Software"); (ii) all software (other than the Harbinger Proprietary Software and "shrink-wrap" software) used in connection with the business of Harbinger (the "Harbinger Licensed Software" and together with the Harbinger Proprietary Software, the "Harbinger Software"), including all copyrights (registered and unregistered), trade secrets, moral rights, and proprietary and confidential information rights therein. The Harbinger Proprietary Software consists of: (i) source and object code embodied in magnetic media; and (ii) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Harbinger Proprietary Software, including licenses to use compilers, assemblers, libraries and other aids. Harbinger has developed the Harbinger Proprietary Software entirely through its own efforts for its own account and the Harbinger Proprietary Software is free and clear of all liens, claims and encumbrances. The use of the Harbinger Licensed Software and the use and distribution of the Harbinger Proprietary Software does not breach any terms of any contract between Harbinger and any third party. To the best knowledge of the Harbinger Executives, Harbinger has been granted under the license agreements relating to the Harbinger Licensed Software (the "Harbinger License Agreements") valid and subsisting license rights with respect to all software comprising the Harbinger Licensed Software and such rights may be exercised in any jursidiction in which Harbinger currently conducts its business or reasonably expected to conducts its business in the future. Each of Harbinger and the Harbinger Subsidiaries is in compliance with each of the terms and conditions of each of the Harbinger License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Harbinger Material Adverse Effect. To the best knowledge of the Harbinger Executives, in the case of any commercially available "shrink-wrap" software programs (such as Lotus 1-2-3), Harbinger has not made and is not using any unauthorized copies of any such software programs and, to the best knowledge of the Harbinger Executives, none of the employees, agents or representatives of Harbinger have made or are using any such unauthorized copies, except as would not have a Harbinger Material Adverse Effect.

     (c) The Harbinger Proprietary Software and, to the actual knowledge of the Harbinger Executives, the Harbinger Licensed Software does not infringe the patent, copyright, or trade secret rights or any other intellectual property right of any third party which may exist anywhere in the world.

     (d) Neither Harbinger nor any of the Harbinger Subsidiaries has granted rights in the Harbinger Software to any third party except for rights granted to value added resellers, distributors or customers in the ordinary course of business pursuant to contracts with customers.

     (e) To the best knowledge of the Harbinger Executives, the Harbinger Software and the related computer hardware used by Harbinger in its operations (the "Harbinger Hardware") are adequate in all material respects, when taken together with the other assets, resources and personnel of Harbinger and the Harbinger Subsidiaries, to run the business of Harbinger and the Harbinger Subsidiaries in the same manner as such business has operated since December 31, 1995, except as would not result in a Harbinger Material Adverse Effect.

     Section 4.14. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the Harbinger Executives, threatened against, relating to or involving Harbinger or any of the Harbinger Subsidiaries (or any of its officers or directors) before any court, arbitrator or administrative or governmental body (i) that could reasonably be expected to materially and adversely effect the Harbinger Intellectual Property or (ii) that has arisen since October 1, 1996 that would result in a Harbinger Material Adverse Effect.

     Section 4.15. Tax Treatment. Harbinger shall not knowingly take any actions that would cause the transactions contemplated hereby to constitute a taxable exchange with respect to the shareholders of Supply Tech.

     Section 4.16. Disclosure. No representation, warranty or covenant made by Harbinger in this Agreement, the Harbinger Disclosure Letter or the Exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.



                                   ARTICLE 5

                        CERTAIN COVENANTS AND AGREEMENTS


     Section 5.1. Conduct of Business by Supply Tech. From the date hereof to the Effective Time, Supply Tech will, and will cause each of its subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in the Supply Tech Disclosure Letter or consented to in writing by Harbinger:

     (a) Carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.1;

     (b) Neither change nor amend its Articles of Incorporation or Bylaws or other governing documents;

     (c) Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Supply Tech or any subsidiary or rights or obligations convertible into or exchangeable for any shares of the capital stock of Supply Tech and not make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Supply Tech or any subsidiary; except, that Supply Tech shall be permitted to issue shares of Supply Tech Common Stock upon exercise of Options outstanding on the date of this Agreement that are exercised in accordance with their terms as the same exist on the date of this Agreement.

     (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Supply Tech and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of Supply Tech or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Supply Tech or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

     (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, or otherwise any business or entity;

     (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Supply Tech, to keep the officers and employees of Supply Tech available to Harbinger and to preserve the relationships of Supply Tech with customers, suppliers and others having business relations with Supply Tech;

     (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $50,000) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, continentally or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice,

(iii) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, (iv) make any capital contributions to, or investments in, any person, except in the ordinary course of business and consistent with past practices with respect to investments, or
(v) make any capital expenditure, except in the ordinary course of business and consistent with past practice;

     (h) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment; except, that Supply Tech shall be permitted to (i) hire employees who are not officers or directors in the ordinary course of business consistent with past practices and
(ii) grant increases in cash compensation to employees who are not officers or directors so long as such increases are granted in the ordinary course of business and consistent with past practice;

     (i) Perform in all material respects all of its obligations under all Supply Tech Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Supply Tech Material Contract other than contracts to provide services entered into in the ordinary course of business;

     (j) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by Supply Tech;

     (k) Use its reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the ordinary course of business and consistent with past practices;

     (l) Deposit any proceeds received from the exercise of any Options, warrants or other derivative securities of Supply Tech in a separate deposit account established in the name of Supply Tech and maintain such cash proceeds in such account through the Effective Time;

     (m) Except as set forth in the Supply Tech Disclosure Letter, prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Harbinger, at its request, to review all such returns, reports, filings and amendments at Supply Tech's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

     (n) Use its reasonable best efforts to cause each holder of an Option to execute and deliver to Harbinger at or prior to the Closing Date an Option Assumption Agreement with respect to all Options held by such holder;

     (o) Obtain Noncompetition and Nonsolicitation Agreements (as defined below) with the stockholders designated in the Supply Tech Disclosure Letter (the "Specified Stockholders") and Employment Agreements (as defined below) with the employees designated in the Supply Tech Disclosure Letter (the "Specified Employees") on or prior to the Closing Date; and

     (p) Not take any action the effect of which would be to cause the Merger to be treated as a taxable transaction.

     In connection with the continued operation of the business of Supply Tech between the date of this Agreement and the Effective Time, Supply Tech shall confer in good faith on a regular and frequent basis with one or more representatives of Harbinger designated in writing to report operational matters of materiality and the general status of ongoing operations. Supply Tech acknowledges that Harbinger does not and will not waive any rights it may have under this Agreement as a result of such consultations. All such consultations shall be confirmed in writing by the parties participating in the same.

     Section 5.2. Conduct of Business by Harbinger. From the date hereof to the Effective Time, Harbinger will, and will cause each of its subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in the Harbinger Disclosure Letter or consented to in writing by Supply Tech:

     (a) Carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted;

     (b) Neither change nor amend its Articles or Certificate of Incorporation or Bylaws;

     (c) Other than pursuant to the exercise of employee stock options, warrants and other convertible securities outstanding on the date hereof, or pursuant to employee plans, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of Harbinger or any of its subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of Harbinger or any of its subsidiaries and not alter the terms of any presently outstanding options or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Harbinger or any of its subsidiaries; provided, however, that Harbinger shall be permitted hereunder to issue capital stock or securities convertible into capital stock in transactions: (i) approved by the Board of Directors of Harbinger; (ii) at a price or with a conversion price, as applicable, at or above fair market value as determined in good faith by the Board of Directors of Harbinger; and (iii) which would not in the good faith determination of the Board of Directors of Harbinger unreasonably delay the Effective Time;

     (d) Not pay any cash dividends;

     (e) Not take any action the effect of which would be to cause the Merger to be treated as a taxable transaction; and

     (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Harbinger and to preserve the relationships of Harbinger with customers, suppliers and others having business relations with Harbinger.

     Section 5.3.    Inspection and Access to Information.

     (a) Between the date of this Agreement and the Effective Time, each party hereto will provide each other party and its accountants, counsel and other authorized representatives access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

     (b) All non-public information obtained by Harbinger or Supply Tech or any of their representatives pursuant to this Agreement or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other person or entity, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party hereto will be promptly returned.

     Section 5.4. Supply Tech Stockholder Matters. Supply Tech shall submit to its stockholders as soon as practicable after the date hereof a unanimous written consent approving this Agreement and the transactions contemplated hereby, through its Board of Directors, recommend to its stockholders approval of this Agreement and the transactions contemplated hereby.

     Section 5.5. The Nasdaq National Market Additional Shares Notification. Harbinger shall exercise reasonable good faith efforts to file an additional shares notification with The Nasdaq National Market to list the shares of Harbinger Common Stock to be issued in connection with the Merger reasonably promptly following the Effective Time.

     Section 5.6.    Supply Tech Affiliates.

     (a) Supply Tech shall deliver to Harbinger a letter identifying all persons who are, at the time the Merger is submitted to a vote to the shareholders of Supply Tech, "affiliates" of Supply Tech for purposes of Rule 145 under the Securities Act. Supply Tech shall cause each person who is identified as an "affiliate" in such letter to deliver to Harbinger on or prior to the Effective Time a written statement, in form satisfactory to Harbinger and Supply Tech, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Harbinger Common Stock issued to such person pursuant to the Merger, except (i) in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering at least thirty days of combined operations of Harbinger and Supply Tech have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies; provided, however, that each affiliate shall be permitted to make sales to the extent permitted by applicable accounting rules and regulations promulgated by the Commission. Harbinger shall be entitled to place legends on any certificates of Harbinger Common Stock issued to such affiliates to restrict transfer of such shares as set forth above.

     (b) Harbinger shall take such action with respect to affiliates of Harbinger as is reasonably appropriate under applicable accounting rules and regulations promulgated by the Commission for the Merger to qualify as a "pooling of interests" for accounting purposes.

     Section 5.7. No Solicitation; Acquisition Proposals. From the date here of until the Effective Time or until this Agreement is terminated or abandoned as provided in Article 8, Supply Tech shall not directly or indirectly solicit or initiate (including by way of furnishing any information) discussions with, any corporation, partnership, person or other entity or group (other than Harbinger, an affiliate of Harbinger or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (each, an "Acquisition Proposal") involving Supply Tech, and Supply Tech will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Supply Tech will notify Harbinger promptly in writing if Supply Tech becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with Supply Tech with respect to an Acquisition Proposal. Supply Tech shall immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Proposal and shall direct and use reasonable efforts to cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

     Section 5.8.    Reasonable Efforts; Further Assurances; Cooperation.

     (a) Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be effected on or prior to January 31, 1997 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

     (b) Supply Tech and Harbinger shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

     (c) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (d) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Supply Tech or Harbinger, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will or may result in the failure to satisfy any of the conditions specified in Article 6 and (ii) any failure of Supply Tech or Harbinger, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (e) Without the prior written consent of Harbinger, Supply Tech will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

     Section 5.9. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Harbinger or Supply Tech is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable rule of The Nasdaq National Market and then only after making a reasonable attempt to comply with the provisions of this Section 5.9).

     Section 5.10. Financial Statements and Commission Reports. Prior to the Effective Time, each party hereto shall deliver to the other, as soon as available but in no event later than 45 days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and the consolidated statements of income, stockholders' equity and cash flows of such party and its subsidiaries for the fiscal period then ended prepared in accordance with generally accepted accounting principles with such exceptions as are noted on such financial statements, and in the case of Harbinger, the requirements of Form 10-Q (or Form 10-K as the case may be) under the Exchange Act. Prior to the Effective Time, Harbinger shall deliver to Supply Tech as soon as available all forms, reports and other documents filed by Harbinger with the Commission and shall otherwise keep Supply Tech apprised of any material developments with respect to the business or financial condition of Harbinger.

     Section 5.11. Supplements to Disclosure Letters. From time to time prior to the Effective Time, Supply Tech and Harbinger will each promptly supplement or amend the respective disclosure letters which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure letter or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2(a) or 6.3(a) of this Agreement.

     Section 5.12. Pooling of Interests Accounting. From and after the date hereof and until the Effective Time, neither Harbinger nor Supply Tech nor any of their respective subsidiaries or other affiliates shall take, or fail to take, any action (other than actions expressly contemplated by this Agreement) that would jeopardize the treatment of Harbinger's acquisition of Supply Tech as a "pooling of interests" for accounting purposes. Following the Effective Time, Harbinger shall use its reasonable best efforts to conduct the combined business of Harbinger and Supply Tech in a manner that would not jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

     Section 5.13. Supply Tech Employee Benefits. Harbinger covenants that the service of each employee of Supply Tech and each Supply Tech ERISA Affiliate prior to the Closing Date shall be credited as service under the Harbinger 401(k) Plan for all purposes (including without limitation, eligibility and vesting) for those employees of Supply Tech and each Supply Tech ERISA Affiliate that were participants in any 401(k) plan maintained by Supply Tech or a Supply Tech ERISA Affiliate as of the Closing Date. Harbinger further covenants that the service of each employee of Supply Tech and each Supply Tech ERISA Affiliate prior to the Closing Date shall be credited as service for Harbinger for credit purposes under Harbinger's written vacation and compensation
policies.   To the extent that any employee of Supply Tech prior to the Closing
Date is employed by Harbinger following the Closing Date, Harbinger further covenants to provide to such employees such employee benefits that are no less favorable than those provided to other employees of Harbinger similarly situated.

     Section 5.14. Additional Agreements. Within ninety (90) days following the Closing Date, the Supply Tech Executives shall use their reasonable good faith efforts to obtain with Harbinger's prior consent (which consent will not be unreasonably withheld) signed agreements, and such other documents as may be reasonably requested by Harbinger, (i) providing for the assignment of all right, title, and interest to all work product and all intellectual property rights therein created or developed according to the engagements set forth in
Exhibit 5.14; (ii) providing for the distribution and license of the software as set forth in Exhibit 5.14; or (iii) providing for the acknowledgment of rights granted to third parties as set forth in Exhibit 5.14 prior to the effective date. The costs and expenses of obtaining such agreements and documents shall be borne equally by Harbinger and the shareholders of Supply Tech.


                                   ARTICLE 6

                             CONDITIONS TO CLOSING


     Section 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) Supply Tech Stockholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved at the stockholders' meeting of Supply Tech duly called and held in accordance with the MBCA, the Bylaws and the Articles of Incorporation of Supply Tech by the holders of a majority of the outstanding shares of Supply Tech Common Stock.

     (b) Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

     (c) Tax Opinion. Supply Tech and Harbinger shall each have received a written opinion of Morris, Manning & Martin, L.L.P. and Bodman, Longley & Dahling concerning certain federal income tax consequences of the Merger, substantially in the forms attached as Exhibit 6.1(c)(i) and 6.1(c)(ii), respectively.

     (d) Pooling. Supply Tech and Harbinger shall have been advised in writing, as of the Effective Time, by KPMG Peat Marwick, LLP, independent public accountants, that, in accordance with generally accepted accounting principles ("GAAP"), the Merger qualifies to be treated as a "pooling of interests" for accounting purposes, and shall have been advised in writing, as of the Effective Time, by Ciulla, Smith & Dale, independent public accountants, that based upon inquiries and their examination of the financial statements of Supply Tech they are not aware of any conditions relating to Supply Tech that would preclude the use of "pooling of interests" accounting in connection with the Merger.

     (e) The Nasdaq National Market Additional Shares Notification. The Harbinger Common Stock to be issued pursuant to this Agreement shall have been listed on the Nasdaq National Market.

     (f) Indemnification Agreement. The Indemnification Agreement in the form attached as Exhibit 6.1(f) (the "Indemnification Agreement") shall have been duly executed and delivered by the parties thereto.

     Section 6.2. Conditions to Obligations of Harbinger. The obligation of Harbinger to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Supply Tech set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

     (b) Performance of Obligations of Supply Tech. Supply Tech shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

     (c) Opinion of Supply Tech Counsel. Harbinger shall have received an opinion of Bodman, Longley & Dahling, dated the Closing Date, in the form attached as Exhibit 6.2(c).

     (d) Authorization of Merger. All corporate action necessary by Supply Tech to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Georgia Certificate of Merger, Michigan Certificate of Merger, and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Harbinger and Supply Tech following the Effective Time.

     (f) Certificates. Supply Tech shall have furnished Harbinger with (i) a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a), (b) and (d) and (ii) the certificate attached as
Exhibit 6.2(f).

     (g) Noncompetition and Nonsolicitation Agreement. Each of the Supply Tech Executives, Ronald Reed, Anthony Buffa and Endeavor Capital Management, LLC, shall have executed and delivered a noncompetition and nonsolicitation agreement with Harbinger that is in the form attached as Exhibit 6.2(g) (the "Noncompetition and Nonsolicitation Agreements").

     (h) Dissenters' Rights. No holders of the outstanding Supply Tech Common Stock as of the Closing Date shall have elected to exercise appraisal rights pursuant to the MBCA.

     (i) Employment Agreements. Each of Ted C. Annis and A. Gail Jackson shall have executed and delivered an employment agreement with Harbinger in the form as attached as Exhibit 6.2(j) (the "Employment Agreements").

     Section 6.3. Conditions to Obligations of Supply Tech. The obligation of Supply Tech to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of Harbinger set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

     (b) Performance of Obligations by Harbinger. Harbinger shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

     (c) Opinion of Harbinger Counsel. Supply Tech shall have received an opinion of Morris, Manning & Martin, L.L.P. dated the Closing Date, in the form as attached as Exhibit 6.3(c).

     (d) Authorization of Merger. All corporate action necessary by Harbinger to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Georgia Certificate of Merger, the Michigan Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Harbinger and Supply Tech following the Effective Time.

     (f) Certificates. Harbinger shall have furnished Supply Tech with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (d).

     (g) Registration Rights Agreement. Harbinger shall have duly executed and delivered the Registration Rights Agreement in the form attached as Exhibit 6.3(g) (the "Registration Rights Agreement").

     (h) Noncompetition and Nonsolicitation Agreement. Harbinger shall have executed and delivered the Noncompetition and Nonsolicitation Agreements with the Specified Stockholders.

     (i) Employment Agreements. Harbinger shall have executed and delivered the Employment Agreements with the Ted Annis and Gail Jackson.


                                   ARTICLE 7

                                    CLOSING


     The consummation of the transactions contemplated by this Agreement are referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur within three business days of the satisfaction or waiver of the other conditions set forth in Article 6. The Closing shall take place at the offices of Morris, Manning & Martin, L.L.P. 1600 Atlanta Financial Center, Atlanta, Georgia, or at such other place as Supply Tech and Harbinger may agree.


                                   ARTICLE 8

                                  TERMINATION


     Section 8.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing Date:

     (a) by mutual agreement of the Boards of Directors of Supply Tech and Harbinger;

     (b) by Supply Tech, if the conditions set forth in Sections 6.1 and 6.3 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Harbinger on or before January 31, 1997;

     (c) by Harbinger, if the conditions set forth in Sections 6.1 and 6.2 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by its nature cannot be cured or eliminated) by Supply Tech on or before January 31, 1997;

     (d) by Supply Tech, if the Average Closing Price is less than $21.20 and an adjustment to the Conversion Ratio has not been agreed to by the parties within the five-day period contemplated by Section 2.6; and

     (e) by Harbinger, if the Average Closing Price is greater than $31.80 and an adjustment to the Conversion Ratio has not been agreed to by the parties within the five-day period contemplated by Section 2.6.

     Section 8.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     Section 8.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Section 5.3(b), Section 5.9, Section 9.4, and this Section, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.


                                   ARTICLE 9

                            MISCELLANEOUS PROVISIONS


     Section 9.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service (with postage and other fees prepaid) as follows:

     To Harbinger or Newco:

            Harbinger Corporation
            1055 Lenox Park Blvd.
            Suite 300
            Atlanta, Georgia  30319
            Attn:  Loren B. Wimpfheimer, Esq.
            Telecopy No.: (404) 841-4364
     with a copy to:

            Morris, Manning & Martin, L.L.P.
            3343 Peachtree Road, N.E.
            Atlanta, Georgia  30303
            Attn: John Yates, Esq.
            Telecopy No.: (404) 365-9532

     To Supply Tech:

            Supply Tech, Inc.
            1000 Campus Drive
            Ann Arbor, MI 48104
            Attn: Ted Annis
            Telecopy No.: 313-998-4099

     with a copy to:

            Bodman, Longley & Dahling
            110 Miller, Suite 300
            Ann Arbor, MI  48104
            Attn: Susan Kornfield
            Telecopy No.: 313-930-2494

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     Section 9.2. Disclosure Letters and Exhibits. The Supply Tech Disclosure Letter and the Harbinger Disclosure Letter and all Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     Section 9.3. Assignment; Successors in Interest. No assignment or transfer by Harbinger, Newco or Supply Tech of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference hereto shall also be a reference to a permitted successor or assign.

     Section 9.4. Investigations; Representations and Warranties. The representations and warranties of Supply Tech set forth in this Agreement shall survive until the first anniversary of the Closing Date except that the representations and warranties contained in Section 3.4 shall survive until the expiration of the statute of limitations applicable to each such representation or warranty. The representations and warranties of Harbinger and Newco shall survive the Closing Date until the first anniversary of the Closing Date, except that the representations and warranties contained in Section 4.4 shall survive until the expiration of the statute of limitations applicable to each such representation or warranty. Notwithstanding anything to the contrary set forth in this Section 9.4, this Section shall not limit or restrict (i) Supply Tech's or Harbinger's remedy against the other or any other person for fraud, willful misconduct, bad faith or any other intentional breach of any representation, warranty or covenant contained herein or (ii) Harbinger's remedies against Supply Tech or any other person with respect to the liabilities described on
Exhibit 9.4 until the expiration of the respective periods, if any, indicated thereon. The covenants and agreements of each of Harbinger, Newco and Supply Tech set forth in this Agreement and the exhibits to this Agreement shall survive the Closing and shall remain in full force and effect until performed or satisfied by the applicable party responsible for the same in this Agreement or the exhibits to this Agreement. The respective representations and warranties of Harbinger, Newco and Supply Tech contained herein or in any certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto.

     Section 9.5. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

     Section 9.6. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the Supply Tech Disclosure Letter and the Harbinger Disclosure Letter.

     Section 9.6.    Controlling Law; Integration; Amendment.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules and the parties hereto hereby agree that any legal proceeding instituted with respect to this Agreement shall be brought in Atlanta, Georgia and the parties hereby submit to personal jurisdiction therein and agree that venue properly lies therein. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

     (b) This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     Section 9.7. Supply Tech and Harbinger Knowledge. As used in this Agreement, the terms "the best knowledge of the Supply Tech Executives," "known to the Supply Tech Executives" or words of similar import used herein with respect to Supply Tech shall mean the actual knowledge of any Supply Tech Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Supply Tech Executives" shall consist of Ted C. Annis, A. Gail Jackson, Ron Reed and Anthony Buffa. As used in this Agreement, the terms "the best knowledge of the Harbinger Executives," "known to the Harbinger Executives" or words of similar import used herein with respect to Harbinger shall mean the actual knowledge of any Harbinger Executive, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Harbinger Executives" shall consist of Messrs. Tycho Howle, David Leach, James Davis and Joel Katz.

     Section 9.8. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 9.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     Section 9.10. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     Section 9.11. Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the

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

representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.
A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 9.12. Fees and Expenses. Harbinger shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its financial advisors, accountants and counsel. Supply Tech shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, but such fees, costs and expenses shall not exceed, including, the reasonable fees and expenses of accountants and counsel for Supply Tech in the aggregate the sum of $200,000. Any fees, costs and expenses of Supply Tech in excess of such amount shall be paid by the Supply Tech Stockholders.

      Section 9.13. Further Assurances. The parties hereto agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.



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



                                LIST OF EXHIBITS




     Exhibit  1.1           Georgia Certificate of Merger
     Exhibit  1.2           Michigan Certificate of Merger
*    Exhibit  1.4           Directors of Surviving Corporation
*    Exhibit  1.5           Officers of Surviving Corporation
*    Exhibit  5.14          Additional Agreements
*    Exhibit  6.1(c) (i)    Tax Opinion of Morris, Manning & Martin L.L.P.
*    Exhibit  6.1 (c) (ii)  Tax Opinion of Bodman, Longley & Dahling
*    Exhibit  6.1 (f)       Indemnification Agreement
*    Exhibit  6.2 (c)       Opinion of Bodman, Longley & Dahling
*    Exhibit  6.2 (g)       Noncompete Agreement
*    Exhibit  6.2 (i)       Employment Agreement
*    Exhibit  6.3 (c)       Opinion of Morris, Manning & Martin L.L.P.
     Exhibit  6.3 (g)       Registration Rights Agreement
*    Exhibit  9.4           Specified Liabilities



* Denotes exhibits not filed with this 8-K. Harbinger Corporation agrees to furnish supplementally a copy of the omitted schedules to the Securities and Exchange Commission upon request.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                 HARBINGER CORPORATION

[Corporate Seal]


Attest:                           By:    /s/ James C. Davis
                                     --------------------------------------
                                         Title:  President, Group Operations

By:     /s/ Joel G. Katz
       -----------------
Title:  Secretary


                                    HARBINGER ACQUISITION CORPORATION II

[Corporate Seal]

Attest:                           By:    /s/ James C. Davis
                                      --------------------------------------
                                         Title:  President, Group Operations
By:     /s/ Joel G. Katz
        ----------------
Title:  Secretary


                                    SUPPLY TECH, INC.

[Corporate Seal]

Attest:                           By:    /s/ Ted C. Annis
                                      --------------------------------------
                                         Title:  Chief Executive Officer


By:     /s/ Susan M. Kornfield
        ----------------------
Title:  Secretary

                                       41